EXHIBIT 23.8

Consent of Independent Registered Public Accounting Firm

The Board of Directors
International Steel Group Inc.

We consent to the use of our report on Weirton Steel Corporation’s financial statements included herein and to the reference to our firm under the heading “Experts” in the registration statement on Amendment No. 1 to Form F-4 of Mittal Steel Company N.V.

Our report dated March 26, 2004 contains an explanatory paragraph that states that Weirton Steel Corporation has incurred significant recurring losses from operations, has an accumulated deficit, and as discussed in note 2 to the Weirton Steel Corporation consolidated financial statements, filed a voluntary petition seeking to reorganize under Chapter 11 of the federal bankruptcy laws and entered into an agreement to sell substantially all of its assets, which raise substantial doubt about its ability to continue as a going concern. The Weirton Steel Corporation consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In addition, as discussed in note 1 to the Weirton Steel Corporation consolidated financial statements, Weirton Steel Corporation adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections, and No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in 2003.

/s/ KPMG LLP

February 2, 2005